Exhibit 99.1

November 22, 2004

James P. Palermo

12 Stouffer Circle

Andover, MA 01810-5300

Dear Jim:

As Mellon continues to align its businesses for strategic growth it is appropriate to ensure understanding of compensation and benefits, which Mellon1 intends to provide to you as well as to outline obligations to which you have previously agreed. We continue to believe in your leadership and wish to reaffirm our support for your continued success.

•	Vice Chair. You will hold the officer title of Vice Chair of Mellon Financial Corporation (“MFC”) or an equivalent officer title.

•	Base Salary. Mellon recommended to the HR Committee of the MFC Board of Directors (“HR Committee”) at its October HR Committee meeting that your annualized base salary be increased effective October 1, 2004 (upon approval of the HR Committee) to $400,000. This base salary amount will be reviewed annually, in the manner generally applicable to similarly situated Mellon employees and may be increased, but not decreased below $400,000.

•	Mellon Financial Corporation Profit Bonus Plan. Your bonus opportunity under the MFC Profit Bonus Plan will be the same as that for similarly situated executives and in accordance with, and subject to, the terms of the plan. For Bonus Plan year 2004, if Mellon achieves its 2004 pre-tax operating income goal, and:

•	if you receive an overall annual performance rating of “O” (Outstanding) management will recommend to the HR Committee an award of 117% of your annualized base salary; or

•	if you receive an overall annual performance rating of “S” (Strong) management will recommend to the HR Committee an award of 102% of your annualized base salary.

[1]	Except as otherwise provided in this letter Mellon shall include employment by subsidiaries or affiliates of Mellon Financial Corporation, and the obligation of Mellon Financial Corporation to make any payment or provide any benefits to you shall be deemed satisfied to the extent that such payment is made or such benefit is provided by any subsidiary or affiliate of Mellon Financial Corporation.

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November 22, 2004

•	Long Term Incentive Award. Your eligibility for an award under the Mellon Financial Corporation Long Term Profit Incentive Plan (2004) will be the same as that for similarly situated executives in the year in which the LTPIP is awarded and in accordance with and subject to the terms of the LTPIP as well as any individualized agreements that are required. It is anticipated that the Vice Chair Matrix which will be utilized for the awards granted in January 2005, would result in a recommendation to the HR Committee of a theoretical net present value of $1,600,000 for an overall annual performance rating of “O” and a theoretical net present value of $1,300,000 for an overall annual performance rating of “S”.

•	Benefits. You will participate in employee benefit plans or programs, which are generally available to Vice Chairs of MFC, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, senior executive life or other life insurance, travel or accident insurance, disability plans, tax-qualified or nonqualified pension, savings, thrift and profit-sharing plans, deferred compensation plans, sick-leave plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase plans, vacation, displacement, severance plans or programs of MFC, including without limitation the Mellon Financial Corporation Displacement Program (“Displacement Program”) and the Mellon Financial Corporation Supplemental Unemployment Compensation Benefits Plan (“SUB Plan”).

•	Change in Control Agreement. The agreement that you entered into on November 1, 2002, regarding, among other things, payments to you as a result of termination of employment following a change in control of MFC remains in effect.

•	Cash and Noncash Benefits upon Separation of Employment Other Than a Change of Control. In the event that your employment with Mellon involuntarily ceases: (i) for reasons other than cause (as defined in this letter and solely for purposes of this paragraph); (ii) to the extent permitted by law; (iii) if otherwise in accordance with the applicable plans or programs; and (iv) provided that you execute a separation agreement and general release of claims in a form acceptable to Mellon’s legal counsel, Mellon agrees to provide you with the following cash and noncash benefits:

•	Transition Pay. Separation pay not to exceed the amount of seventy-eight (78) weeks of your base salary in effect, less all applicable taxes and deductions (“Maximum Separation Pay Amount”). Such Maximum Separation Pay Amount shall be reduced by the full amount of the cash displacement pay benefits (before taxes and deductions) actually paid to you pursuant to the Displacement Program and/or the SUB Plan. Such reduced amount shall be hereinafter referred to as the Employee’s “Transition Pay”. The time between the date upon which you begin to receive Maximum Separation Pay and the date upon which your Transition Pay ceases will be the Transition Period. The Transition Pay (except as noted below) will be paid in equal installments on regularly scheduled pay dates. However, if you become employed on a full-time basis by another entity or self-employed on a full-time basis prior to the

James P. Palermo

November 22, 2004

payment of the final installment of Transition Pay, Mellon will pay any remaining installments in a lump sum, less all applicable taxes. In the event of a lump sum pay out, your eligibility to participate in the Mellon 401(k) Retirement Savings Plan and the Mellon Bank Retirement Plan (“Qualified Pension Plans”) will be deemed to have terminated effective the day before any such lump sum payout is made and no portion of the Transition Pay represented by the lump sum payout shall be taken into account for any purpose under the Qualified Pension Plans. In addition, such lump sum payout will not be taken into account for any purpose under any nonqualified pension plan;

•	Continued Health, Group Life, Senior Executive Life Insurance and Optional Life Insurance Coverage. You will receive continuation of your existing health and life insurance coverages (except short term or long term disability coverage) under Mellon’s benefit programs under the same terms as such coverages are provided to similarly situated Mellon employees, as such may be amended from time-to-time. Such coverages will continue until the earlier of: (i) the date you fail to pay any applicable employee premium; (ii) the end of the Transition Period; (iii) the date Mellon discontinues the particular coverage(s) and/or options for all similarly situated employees; and/or (iv) your employment with another entity or self-employment;

•	Mellon Financial Corporation Profit Bonus Plan. Although awards under this Plan are completely discretionary, Mellon will recommend to the HR Committee that you receive a pro rata bonus award based upon the number of months worked in the calendar year in which your active employment ceases in the amount received by similarly situated employees, less applicable taxes and deductions to be paid all in cash;

•	Stock Options. The normal vesting schedule for stock options through the Transition period would be followed. In the event you are eligible to retire at the end of the Transition Period, the vesting in stock options would cease on the date of retirement (end of Transition Period, age 55 w/5 years of service) and you would have one or two years from that date to exercise vested options as set forth in the applicable stock option agreement. If you have outstanding Type II options you would be eligible for an acceleration of Type II options and both the options and the DCIA award will be pro-rated for number of months of active work in the calendar year in which you cease active work. Unvested options are forfeited once the Transition Period ends;

•	Restricted Stock. If your employment ceases due to death, disability, termination on or after age 55 with five years of service, displacement, or sale of business, the bonus Restricted Stock will vest. If your employment involuntarily ceases for reasons other than cause and those listed in the prior sentence Mellon will request the HR Committee to accelerate the vesting;

•	Performance Accelerated Restricted Stock. PARS forfeit in the event of your termination of employment prior to vesting with the exception that in the event

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November 22, 2004

of death, total and permanent disability or termination on or after age 55 with five years of service, which occurs after the first anniversary of their grant date, PARS vest pursuant to a schedule. For awards granted prior to January 1, 2004, termination of employment is deemed to occur for purposes of PARS on the date you cease to perform services as an employee of Mellon, without regard to accrued vacation, severance, transition pay, or other benefits or the characterization thereof on the payroll records of Mellon. For awards granted on or after January 1, 2004, the PARS agreement provides that employment will be deemed to end when you cease to be on the payroll of Mellon and will extend through the end of ongoing severance arrangements or displacement payments. In the case of grants on or after January 1, 2004, at the end of the Transition Period PARS will forfeit, or if you are age 55 with five years of service, the vesting is in accordance with the Retirement chart found in the applicable PARS agreements.

•	Continued Benefit Accrual under the Mellon Bank Retirement Plan. You will be eligible to continue to accrue benefits under the Mellon Bank Retirement Plan until the earlier of: (i) the end of the Transition Period; or (ii) your employment with another entity or self-employment;

•	Continued Participation in the Mellon 401(k) Retirement Savings Plan. You will be eligible to continue participation in the Mellon 401(k) Retirement Savings Plan until the earlier of: (i) the end of the Transition Period; or (ii) your employment with another entity or self-employment;

•	Outplacement Services. You will receive senior executive level outplacement services at Mellon’s expense;

•	Reimbursement for Tax and Estate Planning Expenses. You will continue to be eligible for a stipend for tax and estate planning services with one of Mellon’s chosen providers, of up to $10,000.00 per year (currently) for each calendar year in which you receive Transition Pay;

•	Club Memberships. If you are eligible to retire at the time of your separation from Mellon, you will be able to retain one nontransferable membership in a luncheon club and one nontransferable membership in a golf/country club. All fees related to membership become your responsibility;

•	Excess Liability. You will continue to be covered by the Excess Liability Insurance until the earlier of the date that Mellon discontinues the particular coverage(s) for all similarly situated executives or until the next policy renewal date after your active employment ceases; and

•	Definition of “Other than cause”. The phrase “other than cause” is defined as a termination of your employment by Mellon for reasons other than because you have (i) been convicted of or have entered a plea of nolo contendere with respect to a felony, or any misdemeanor evidencing moral turpitude, deceit, dishonesty

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November 22, 2004

or fraud, including without limitation a criminal offense covered by Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829, or any successor provision, (ii) engaged in conduct which constitutes a willful and continued failure to perform your duties (other than by reason of disability), (iii) committed any event referred to in Section 203(e) of the Investment Advisers Act of 1940, the Securities Exchange Act, or Section 411(a) of the Employee Retirement Income Security Act of 1974; (iv) material or repeated violations of provision(s) of the MFC Code of Conduct, MFC Securities Trading Policy or Mellon Financial Corporation policies (as the same may be modified from time to time), or (v) willfully engaged in any misconduct which has the effect of being materially injurious to Mellon, its parents, subsidiaries, affiliates or related companies.

•	Employment At Will. Your employment with Mellon will remain at all times at will and the employment relationship may be terminated at any time for cause or for other than cause.

•	Mellon Policies. You agree to abide by the MFC Code of Conduct, MFC Securities Trading Policy and other Mellon policies as they may be amended from time to time.

•	Confidentiality and Nonsolicitation Agreement. You acknowledge that the terms of the January 21, 2003 Confidentiality and Nonsolicitation Agreement as amended on March 11, 2003 remain in full force and effect and will survive the termination of your employment as provided therein.

Jim, you are a valued member of the Executive Management Group, and I look forward to your continued contributions to Mellon.

Sincerely yours,

/s/ LISA B. PETERS
Lisa B. Peters, EVP
Director of Human Resources

Cc: S. G. Elliott